Short-Term Bond Fund of America, Inc. 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

August 31, 2010

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$38,722
Class B	$598
Class C	$1,395
Class F1	$2,368
Class F2	$4,388
Total	$47,471
Class 529-A	$1,697
Class 529-B	$52
Class 529-C	$206
Class 529-E	$78
Class 529-F1	$201
Class R-1	$22
Class R-2	$129
Class R-3	$210
Class R-4	$118
Class R-5	$186
Class R-6	$139
Total	$3,038

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1434
Class B	$0.0776
Class C	$0.0626
Class F1	$0.1383
Class F2	$0.1680
Class 529-A	$0.1426
Class 529-B	$0.0646
Class 529-C	$0.0550
Class 529-E	$0.1057
Class 529-F1	$0.1560
Class R-1	$0.0605
Class R-2	$0.0587
Class R-3	$0.1014
Class R-4	$0.1338
Class R-5	$0.1650
Class R-6	$0.1291

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	309,840
Class B	7,978
Class C	23,605
Class F1	18,961
Class F2	18,985
Total	379,369
Class 529-A	15,730
Class 529-B	882
Class 529-C	4,887
Class 529-E	965
Class 529-F1	1,768
Class R-1	515
Class R-2	2,938
Class R-3	2,847
Class R-4	1,023
Class R-5	1,340
Class R-6	1,114
Total	34,009

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$10.15
Class B	$10.15
Class C	$10.15
Class F1	$10.15
Class F2	$10.15
Class 529-A	$10.15
Class 529-B	$10.15
Class 529-C	$10.15
Class 529-E	$10.15
Class 529-F1	$10.15
Class R-1	$10.15
Class R-2	$10.15
Class R-3	$10.15
Class R-4	$10.15
Class R-5	$10.15
Class R-6	$10.15